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                       SUPPLEMENTAL COMPENSATION AGREEMENT
                                  BY AND AMONG
              WEST ALLIS SAVINGS BANK, HALLMARK CAPITAL CORPORATION
                                       AND
                                PETER A. GILBERT


         This Agreement entered into as of this 22nd day of December, 1998, by and between West Allis Savings Bank (the "Bank"), a stock savings-bank chartered under the laws of the State of Wisconsin, Hallmark Capital Corporation (the "Company"), a Wisconsin Chapter 180 stock corporation, and Peter A. Gilbert ("Executive"), a resident of Sheboygan, Wisconsin.

                              W I T N E S S E T H:

         WHEREAS, Executive has been a valuable officer and employee of the Bank and Capital Corporation (sometimes hereinafter collectively referred to as the "Employers"), and

         WHEREAS, Executive has performed his duties with Employers in an exemplary fashion, enabling the Bank and Company to meet the needs of their customers and stockholders while operating effectively and efficiently in a competitive market; and

         WHEREAS, the Employers are willing to pay and provide certain benefits to Executive in accordance with the provisions and conditions hereinafter set forth to insure that in the future Executive will (i) continue to be available to provide services to the Employers, and (ii) refrain from entering the employ of, or directly or indirectly rendering any service or assistance to, any competitor of the Employers.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:
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         1.   Payment Of Supplemental Compensation. The Employers shall pay to
Executive the amount of Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($8,333.33) per month, until the latter of Executive's death or the completion of a total of 240 payments. Such payments shall commence as of the first day of the month following the earlier of (i) the month in which Executive attains the Applicable Benefit Commencement Age ("ABCA"), as determined pursuant to Exhibit A hereto based on the year in which Executive's Voluntary Termination or Retirement Date ("VTRD") occurs, (ii) the earlier of the month in which Executive attains age 65 or in which Executive's death occurs, if Executive's employment had previously terminated either involuntarily or following a change-in-control, or (iii) Executive's death. For purposes of this Agreement, the Executive's VTRD shall be the date on which Executive ceases to be an active employee of the Employers as the result of either a voluntary termination of employment or retirement.

         2. Conditions to Payments. Once commenced, the benefits provided hereunder shall be payable to Executive for life; provided that in the event Executive dies prior to either the commencement of benefits or receipt of 240 payments, whichever is applicable of Executive's estate or designated beneficiary shall receive monthly payments until a total of 240 payments have been made to Executive and/or his estate and/or beneficiary.

         All payments to Executive or to his estate or beneficiary under this Agreement shall be contingent upon Executive's




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compliance with the provisions of Section 3 hereof. In the event Executive breaches any of the provisions of Section 3, all payments to Executive hereunder shall cease and Executive shall forfeit any further payments remaining hereunder.

         3. Restrictive Covenant. During the term of his employment by Employers and for a period of eighteen (18) months following any voluntary termination of such employment (excluding only a voluntary termination of employment following a "change in control" of either the Bank or Company), Executive shall not accept employment with or otherwise engage, directly or indirectly, in any business with any Significant Competitor of the Employer. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive's employment or during the period of this restrictive covenant, (i) maintains a home, branch or other office in Kenosha, Milwaukee, Ozaukee, Racine, Sheboygan, Washington or Waukesha counties, or (ii) has originated within any of said counties $10,000,000 or more in residential mortgage loans during any consecutive twelve (12) month period within the thirty-six (36) months prior to Executive's termination, or (iii) commences origination of such residential mortgage loans within such counties during the period of this restrictive covenant. The foregoing prohibition shall extend to Executive's becoming an employee, agent, independent





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contractor, officer, director, a greater than 5% stockholder of, or consultant in any capacity to, any Significant Competitor. For purposes of this Agreement, a "change in control" means any change in control which is of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor thereto; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term in used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities representing 25% or more of the combined voting power of the Bank or Company's then outstanding securities.

         Executive agrees that the non-competition provisions set forth herein are necessary for the protection of the Employers and are reasonably limited as to (i) the scope of activities affected, (ii) their duration and geographic scope, and (iii) their effect on Executive and the public. In the event Executive violates the non-competition provisions set forth herein, the Employers shall have as their only remedies the right to declare all remaining payments that would otherwise have been made to Executive under this Agreement forfeited and/or to seek enforcement of this restrictive covenant for the balance of its term (extended by a period necessary to obtain enforcement of said covenant).







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         4.   Provision for Payments. Employers shall have no obligation to set aside, earmark or entrust any fund or money with which to pay their obligations under this Agreement. Executive shall be and remain simply a creditor of the Employers in the same manner as any other creditor having a general claim for unpaid compensation as (if and when) his rights to receive any payment hereunder shall mature and become payable.

         The Employers reserve the absolute right at their sole discretion to fund the obligations undertaken by this Agreement or refrain from funding the same and to determine the extent, nature and method of any funding or funding vehicle if they elect to fund this Agreement in whole or in part. Employers reserve the absolute right, in their sole discretion, to terminate any funding arrangement or program at any time, either in whole or in part. At no time shall Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Employers as a result of this Agreement.

         5. Designation of Beneficiary, Nonassignibility. Executive may designate a beneficiary for receipt of any benefits that may become or remain payable under this Agreement subsequent to Executive's death, which beneficiary may be designated or changed by Executive only by signed, written, notice provided to the Secretary of the Bank. Except for designation of a beneficiary as provided herein, Executive shall have no right to commute, sell, assign, transfer or otherwise convey the right to receive any payment hereunder, which payments and the right to




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receipt thereof are expressly declared to be non-assignable and non-transferable. Absent designation by Executive of a beneficiary, or in the event of death of the duly designated beneficiary, Executive's estate shall be deemed the beneficiary for purposes of this Agreement.

         6. Effect On Other Agreements and Employment Rights. The payments to be made under this Agreement shall be independent of, and in addition to, any other agreement or agreements for services or benefits that may exist from time to time between the parties hereto. This Agreement shall not be construed as a contract of employment nor shall it restrict the Employers' rights to discharge Executive with or without cause at any time or restrict Executive's right to terminate employment with the Employers at any time.

         7. Definition "Change in Control". For purposes of this Agreement, the term "change in control" as used herein shall mean any change in control with respect to the Bank or Company that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto provided that, without limitation, a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the combined voting power






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of the Bank's or Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Bank or Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         8. Intended Legal Consequences. The parties hereto intend that this Agreement constitute a plan "which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In the event applicable federal law (including but not limited to ERISA and the Internal Revenue Code of 1986 and any regulations promulgated under either ERISA or the Code), as currently in effect or as amended, developed, established or otherwise created subsequent to the date of this Agreement, either (i) precludes or substantially prevents the Employers from treating the payments hereunder in the same manner as payments of compensation to current employees at the time such benefits are actually paid to Executive, or (ii) results in taxation of the payments under this Agreement to Executive prior to Executive's actual receipt of the payments, this Agreement shall automatically become null and






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void, and no further benefits hereunder shall then be payable, paid or otherwise owed to Executive.

         9. Liability. Any and all liability created under this Agreement to provide Executive with payments of supplemental compensation shall be exclusively and solely that of the Employers. No officer and/or director, past, present or future, of the Employers shall have any liability to Executive, or to any other person or entity, to provide or pay such supplemental compensation, such liability hereby being expressly and unconditionally denied.

         10. Bank and Company Not Advisors. The Employers offer this Agreement to Executive without assuming any responsibility as an advisor or consultant relative to the tax, Social Security or other aspects of this Agreement or the payment of supplemental compensation hereunder.

         11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Bank, Company, and Executive and to each of their respective successors, heirs, personal representatives and assigns. No sale of substantially all of the Bank's and/or Company's assets shall be made without the buyer expressly assuming the obligation of this Agreement.

         12. Amendment and Governing Law. This Agreement may be altered, amended or revoked by a written agreement signed by the Employers and Executive. The laws of the State of Wisconsin shall govern this Agreement, except to the extent (if any) preempted by federal law.







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


         IN WITNESS WHEREOF, the Employers have caused this Agreement to be executed in their corporate names by duly authorized officers and Executive has hereunto set his hand, all as of the day and year first above written.

Peter A. Gilbert                        WEST ALLIS SAVINGS BANK



/s/ Peter A. Gilbert                    By:/s/ James D. Smessaert
--------------------                       ----------------------
Executive                               Title:President
                                              -------------------



                                        HALLMARK CAPITAL CORPORATION




                                        By:/s/ James D. Smessaert
                                           ----------------------
                                        Title: President
                                               ------------------















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



                                    EXHIBIT A

                                PETER A. GILBERT


         Schedule for determination of Executive's Applicable Benefit Commencement Age ("ABCA"), based on date of termination of Executive's employment.




             Year In Which
            Termination Or                              Age At                            Applicable Benefit
           Retirement Occurs                       Calendar Year End                       Commencement Age
           -----------------                       -----------------                       ----------------
                 1998                                     50                                      90
                 1999                                     51                                      87
                 2000                                     52                                      84
                 2001                                     53                                      82
                 2002                                     54                                      80
                 2003                                     55                                      78
                 2004                                     56                                      76
                 2005                                     57                                      74
                 2006                                     58                                      72
                 2007                                     59                                      70
                 2008                                     60                                      68
                 2009                                     61                                      66
                 2010                                     62                                      65
                 2011                                     63                                      65
                 2012                                     64                                      64





Benefits are fully vested, subject to compliance with the non-competition provisions of Section 3, upon execution of the Agreement. Executive's ABCA is determined based on the year in which employment terminates.











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